ROPES & GRAY LLP THREE EMBARCADERO CENTER SAN FRANCISCO, CA 94111-4006 WWW.ROPESGRAY.COM

March 23, 2021

AMG Funds

One Stamford Plaza

263 Tresser Boulevard, Suite 949

Stamford, Connecticut 06901

Re:	AMG Funds (the “Trust”)

Registration Statement of the Trust on Form N-14 filed on March 23, 2021 (the “Registration Statement”)

Ladies and Gentlemen:

In connection with the Registration Statement, relating to the Agreement and Plan of Reorganization, in substantially the form included in the Registration Statement, by and among the Trust, on behalf of its series AMG GW&K Small Cap Value Fund (formerly AMG Managers Skyline Special Equities Fund) (the “Fund”), AMG Funds IV, on behalf of its series AMG GW&K Small Cap Value Fund II (formerly AMG Managers Silvercrest Small Cap Fund), and AMG Funds LLC (for purposes of Section 5 thereof only) (the “Agreement”), you have informed us that you propose to register under the Securities Act of 1933, as amended (the “Act”), and to offer and to sell from time to time shares of beneficial interest (“Shares”), no par value, of the Fund.

We have examined an executed copy of your Amended and Restated Agreement and Declaration of Trust dated December 13, 2013 (the “AMG Trust Agreement”), and are familiar with the actions taken by your trustees to authorize the issue and sale to the public from time to time of authorized and unissued Shares. We have further examined a copy of your Bylaws and such other documents and records as we have deemed necessary for the purpose of this opinion. We have also examined and relied upon the Registration Statement and the Agreement and also certain resolutions adopted by the trustees of the Trust with respect to the approval of the Agreement and the issuance of the Shares.

We assume that appropriate action has been or will be taken to register or qualify the sale of the Shares under any applicable state and federal laws regulating offerings and sales of securities.

We express no opinion as to the laws of any jurisdiction other than The Commonwealth of Massachusetts and the United States of America. Further, we express no opinion as to the state securities or “Blue Sky” laws of any jurisdiction, including The Commonwealth of Massachusetts.

Insofar as this opinion relates to factual matters, we have made inquiries to officers of the Trust to the extent we believe reasonable with respect to such matters and have relied upon representations made by the Trust in the Agreement and the AMG Trust Agreement and representations made to us by one or more officers of the Trust. Although we have not independently verified the accuracy of such representations, we do not know of the existence or absence of any fact contradicting such representations.

Based on and subject to the foregoing, we are of the opinion that the issue and sale by the Trust of an unlimited number of Shares of the Fund has been duly authorized under Massachusetts law. Upon the original issue and sale of any such authorized but unissued Shares and upon receipt by the Trust of the authorized consideration therefor in an amount not less than the applicable net asset value thereof, the Shares so issued will be validly issued, fully paid and non-assessable by the Trust.

In connection with our opinion in the immediately preceding paragraph, the Trust is an entity of the type commonly known as a “Massachusetts business trust.” Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. However, the AMG Trust Agreement provides that shareholders shall not be subject to any personal liability for the acts or obligations of the Trust, and also requires that every note, bond, contract, instrument, certificate or undertaking made or issued on behalf of the Trust by the trustees or by any officers or officer or otherwise shall give notice to the effect that shareholders are not personally liable thereunder. The AMG Trust Agreement provides that in case any shareholder or former shareholder shall be held to be personally liable for any obligation or liability solely by reason of being or having been a shareholder of the Trust or of a particular series or class of the Trust and not because of his or her acts or omissions or for some other reason, the shareholder or former shareholder (or his or her heirs, executors, administrators or other legal representatives or, in the case of a corporation or other entity, its corporate or other general successor) shall be entitled out of the assets of the series (or attributable to the class) of the Trust of which he or she is a shareholder or former shareholder to be held harmless from and indemnified against all loss and expense arising from such liability. Thus, the risk of a shareholder incurring financial loss on account of such shareholder liability is limited to circumstances in which the series (or class) itself would be unable to meet its obligations.

We understand that this opinion is to be used in connection with the registration of an indefinite number of Shares for offering and sale pursuant to the Act. We consent to the filing of this opinion with and as part of the Registration Statement.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP